Exhibit 2.2

EXECUTION VERSION

AMENDMENT AGREEMENT WITH RESPECT TO
EQUITY PURCHASE AGREEMENT

AMENDMENT AGREEMENT WITH RESPECT TO EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of September 1, 2011, among Specialized Technology Resources, Inc., a Delaware corporation (the “Seller”), Underwriters Laboratories Inc., a Delaware non-stock corporation (the “Buyer”), and STR Holdings, Inc., a Delaware corporation (the “Parent”).

RECITALS

A.                                   The Seller, the Buyer and the Parent entered into that certain Equity Purchase Agreement, dated as of August 15, 2011 (the “Purchase Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement).

B.                                     Pursuant to Section 10.3 of the Purchase Agreement, the Purchase Agreement may be amended by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each party to the Purchase Agreement.

C.                                     The parties desire to amend the Purchase Agreement to provide for certain changes to the terms and conditions thereof as provided herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Section 1                                               Amendments to the Agreement.

(a)                                  In Section 2.2(a) of the Purchase Agreement, the language “11:59 p.m.” is hereby deleted and replaced with the language “12:01 a.m.”

(b)                                 Section 5.5 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Intercompany Arrangements.  All contracts (other than intercompany loans and intercompany accounts) between a Company, on the one hand, and the Seller and its Affiliates (other than a Company), on the other hand, shall be cancelled without any consideration or further liability to any party prior to the Closing Date.  The Seller shall cause all intercompany loans (as opposed to ordinary course intercompany accruals) pursuant to which any Company is a party to be settled and repaid prior to the Closing Date.  The Seller shall cause all intercompany accounts (other than dividends payable) between a Company, on the one hand, and the Seller and its Affiliates (other than a Company), on the other hand, to be settled and repaid before the Closing Date.  Except as set forth on Schedule 5.5, the Seller shall cause all other balances in the intercompany accounts and intracompany accounts of any Company as of July 31, 2011 to be settled and repaid prior to the Closing Date.  The Seller represents and warrants that all activity in the intercompany accounts and intracompany accounts of any Company after July 31, 2011 consist only of ordinary course operating activity of such Company.

(c)                                  Schedule 5.5 attached to this Agreement shall be attached to the Purchase Agreement as Schedule 5.5 to the Purchase Agreement.

(d)                                 Section 5.11(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding the fact that the Employment Agreement dated as of December 1, 2010 by and between STR-Registrar LLC and Bryce E. Carson, Sr. is an Employee Plan, the applicable Company shall retain responsibility for such agreement, and such agreement will not be terminated or transferred prior to the Closing Date.

(e)                                  The third, fourth, and fifth sentences of Section 2.3(b) of the Purchase Agreement are hereby amended and restated in their entirety as follows:

For purposes of this Agreement, “Excess Cash” shall mean an amount equal to (X) the sum of the Closing Cash of each Company, minus (Y) the Repatriation Deduction provided that for the avoidance of doubt the amounts included in the Excess Cash calculation with respect to CTC Asia Ltd. and STR France shall equal 50% of the Closing Cash of CTC Asia Ltd. and STR France, respectively.  The “Repatriation Deduction” shall mean (A) fifteen percent (15%) of the first $2,000,000 of Company Cash Overage attributable to STR Testing & Inspection AG; plus (B) thirty percent (30%) of the first $3,000,000 of the Aggregate Cash Overage; plus (C) fifty percent (50%) of the amount by which the Aggregate Cash Overage exceeds $3,000,000, if any.  The “Aggregate Cash Overage” shall mean the sum of the Company Cash Overages provided that the Aggregate Cash Overage shall not include the first $2,000,000 of Company Cash Overage attributable to STR Testing & Inspection AG.

Section 2                                               Effect of Amendment.  Except as amended as set forth above, the Purchase Agreement shall continue in full force and effect.  Nothing in this Agreement shall be construed to modify any provision of the Purchase Agreement other than those specifically amended as set forth above.  This Agreement shall form a part of the Purchase Agreement for all purposes, and each party hereto and thereto shall be bound hereby.  This Agreement is effective on the date hereof upon execution by the parties hereto.  From and after the execution of this Agreement by the parties hereto, any reference to the Purchase Agreement shall be deemed a reference to the Purchase Agreement as amended hereby.

Section 3                                               Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 4                                               Interpretation.  The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

Section 5                                               Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 6                                               Successors and Assigns.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 7                                               Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8                                               Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPECIALIZED TECHNOLOGY RESOURCES, INC.

By:	/s/ Barry A. Morris
	Name:	Barry A. Morris
	Title:	Executive Vice President &
Chief Financial Officer

UNDERWRITERS LABORATORIES INC.

By:	/s/ Jason Fischer
	Name:	Jason Fischer
	Title:	Vice President, Mergers & Acquisitions

STR HOLDINGS, INC.

By:	/s/ Barry A. Morris
	Name:	Barry A. Morris
	Title:	Executive Vice President &
Chief Financial Officer

Signature Page to Agreement with respect to Purchase Agreement

Schedule 5.5

Permitted Balances

		USD
Receivable Entity	Payable Entity	Amount
Specialized Technology Resources (Hong Kong) Limited	Specialized Technology Resources (Shanghai) Ltd. (Shenzen Branch)	$70,376.71
Specialized Technology Resources (Hong Kong) Limited	STR Sri Lanka	$390.00
Specialized Technology Resources (Hong Kong) Limited	STR Labs Pvt. Ltd.	$902.40
Specialized Technology Resources (Shanghai) Ltd.	Shuster Laboratories, Inc.	$504.16
Cal Safety Compliance Corporation	Specialized Technology Resources (Shanghai) Ltd. (Shenzen Branch)	$152,304.04
STR Labs Pvt. Ltd.	STR Shenzen	$492.51